EXHIBIT 99.14




                                              Page 65 of 80 Pages

A.J. HICKS, Nevada State Bar No. 001178
VALERIE COOKE, Nevada State Bar No. 00783
McDONALD, CARANO, WILSON, McCUNE,
BERGIN, FRANKOVICH & HICKS
241 Ridge Street, 4th Floor
P.O. Box 2670
Reno, Nevada  89505
Telephone:  (702) 322-0635

HUGHES, HUBBARD & REED LLP
RITA M. HAEUSLER
DANIEL H. SLATE
MICHAEL P. BARBEE
350 South Grand Avenue, 36th Floor
Los Angeles, California  90071-3442
Telephone:  (213) 613-2800
Telecopier: (213) 613-2950

Attorneys for Plaintiff
Federal Deposit Insurance Corporation, as Manager of FSLIC Resolution Fund, as successor-in-interest to Federal Savings and Loan Insurance Corporation and as successor and assignee of EurekaBank, formerly known as Eureka Federal Savings and Loan Association

                  UNITED STATES DISTRICT COURT

                   FOR THE DISTRICT OF NEVADA

FEDERAL DEPOSIT INSURANCE       )
CORPORATION, a corporation      ) Case No. CV-S-95-00679-PMP(LRL)
organized under the laws of the )
United States, acting in its    )
corporate capacity and as       )
successor and assignee of       ) MOTION OF THE FEDERAL DEPOSIT
EUREKABANK, f.k.a., EUREKA      ) INSURANCE CORPORATION FOR A
FEDERAL SAVINGS AND LOAN        ) DECLARATION OF ITS RIGHTS
ASSOCIATION,                    ) RESPECTING THE EXERCISE OF
                                ) VOTING RIGHTS OF CERTAIN
               Plaintiff,       ) STOCK; MEMORANDUM OF POINTS
                                ) AND AUTHORITIES AND
     vs.                        ) DECLARATION OF R. MICHAEL
                                ) FLICK
JOHN B. ANDERSON and EDITH      )
ANDERSON, individuals and       )
husband and wife; CEDAR         )
DEVELOPMENT CO., a Nevada       )
corporation; J.A., INC., a      )
Nevada corporation; and J.B.A.  )
INVESTMENTS, INC., a Nevada     )
corporation,                    )
                                )
               Defendants.      )
--------------------------------)

                                              Page 66 of 80 Pages

     The  Federal Deposit Insurance Corporation (the "FDIC"),  as

Manager of the FSLIC Resolution Fund, as successor-in-interest to

Federal  Savings and Loan Insurance Corporation and as  successor and  assignee  of  EurekaBank, formerly known as  Eureka  Federal

Savings and Loan Association ("Eureka"), hereby moves this  Court for  an  order,  pursuant to the terms of the September  8,  1986 judgment  (the  "Judgment") against John B.  Anderson  and  Edith

Anderson (collectively, the "Andersons"), the terms of the Debtor-

Creditor Agreement (the "DCA"), and the pledge agreements between

FDIC  and  J.B.A.  Investments, Inc. ("JBA  Investments"),  Cedar

Development  Co. ("Cedar Development"), the Andersons,  and  Baby

Grand  Corp.  ("Baby Grand") for a declaration  that  shareholder meetings be held (in compliance with Nevada Gaming Laws) and that the  FDIC  has the right to exercise the voting rights pertaining to the following shares of stock held by the Andersons or the DCA-

defined "Anderson Parties" (collectively, the "Pledged Shares"):

          1.   The stock of Cedar Development;

          2.   The stock of Baby Grand;

          3.   The stock of JBA Investments;

          4.   The stock of J.A., Inc.; and

          5.   The  stock of Dunes Hotels and Casinos, Inc.  (the

               "Dunes").

     This  motion is made on the grounds that the declaration  of the  FDIC's  rights to exercise the voting rights of  the  above-

referenced stock is necessary and proper because:

                                              Page 67 of 80 Pages

     A.  On  September 8, 1986, the Judgment was entered  against the  Andersons  by  the State District Court  for  Clark  County,

Nevada  in the principal amount of $33,685,798.02, plus  interest in the amount of $10,765.50 per day until paid;

     B.  After entry of the Judgment and as of November 30, 1989,

the  Andersons  and  the Anderson Parties entered  into  the  DCA pursuant  to  which Eureka, the FDIC's predecessor  in  interest,

agreed  to forego execution of the Judgment in exchange  for  the promises  of the Andersons and Anderson Parties, INTER  ALIA,  to

execute  various pledge and security agreements  and  to  pay  at least $500,000 per month through December 31, 1992, at which time the  balance  would be due.  The Andersons and  Anderson  Parties executed the pledge and security agreements, but failed  to  make the  $500,000  payment due on August 31, 1990 and  have  made  no payments since July 30, 1990;

     C.  On November 30, 1989, the Andersons and certain Anderson

Parties delivered proxies for the Pledged Shares made in favor of

Eureka  pursuant to Sections 2.02(d), 6.16 and 9.08 of  the  DCA.

On or about November 30, 1996, those proxies expired, pursuant to their respective terms or the General Corporation Law of Nevada;

     D.  Eureka sent the Andersons notices of payment default  on

January  25  and February 12, 1993, respectively.  The  FDIC  (as successor to Eureka) sent the Andersons notice of payment default on May 11, 1995.  The Andersons failed to cure the defaults;

     E.  The Andersons currently are indebted to the FDIC for  an amount in excess of $63 million;

                                              Page 68 of 80 Pages

     F. Pursuant to paragraph 8.01(a) of the DCA, failure to make a payment constitutes an event of a default;

     G.   On  August  28,  1996,  this  Court  entered  judgment,

specifically finding that the Andersons had failed, and  continue to  fail,  to  make  payments of principal and  interest  on  the indebtedness  evidenced by the Judgment,  and  granted  the  FDIC judgment for specific performance of the DCA;

     H.  On  March  18,  1997,  the  FDIC  sent  letters  to  the

Andersons,  JBA  Investments, Baby Grand, and  Cedar  Development

giving  notice that all rights of those entities to exercise  the voting  and  other consensual rights pertaining  to  the  Pledged

Collateral (as defined in the DCA), including the Pledged Shares,

have ceased and all such rights were vested in the FDIC;

     I.  On  March 28, 1997, John Anderson wrote letters  to  the

FDIC  disagreeing that the FDIC held the right to  assert  voting control  over the Pledged Shares.  SEE Declaration of R.  Michael

Flick, Par. 29; and

     J.  There  have been no regularly held shareholder  meetings for JBA Investments, J.A., Inc., Cedar Development, Baby Grand or

the Dunes.  For example, the last meeting of shareholders for the

Dunes was in December, 1984.

     This  motion is based on the pleadings and records  on  file herein,  the  attached memorandum of points and authorities,  the attached  Declaration  of  R.  Michael  Flick  and  the  exhibits thereto, and such other evidence, oral or documentary, as may be

                                              Page 69 of 80 Pages
introduced  at the  hearing  upon this  motion.  A proposed order is filed contemporaneous with the motion.

Dated: June 2, 1997



                                  Respectfully submitted,

                                  McDONALD, CARANO, WILSON, McCUNE,
                                  BERGIN, FRANKOVICH & HICKS

                                      and

                                  HUGHES HUBBARD & REED LLP


                                  By:
                                      Rita M. Haeusler
                                      Attorneys for the FDIC


                                              Page 70 of 80 Pages

              MEMORANDUM OF POINTS AND AUTHORITIES

     The  FDIC  respectfully submits the following memorandum  of points and authorities in support of the motion for a declaration of  the  FDIC's  right to exercise the voting rights  of  certain stock.

                       STATEMENT OF FACTS

THE JUDGMENT

     On  September  8, 1986, the State District Court  for  Clark

County,  Nevada entered the Judgment in the principal  amount  of

$33,685,798.02 in favor of Eureka and against the Andersons.  The

Judgment has been accruing interest in excess of $10,757 per  day since  September 8, 1986. Declaration of R. Michael Flick,  dated

June 2, 1997 ("Flick Decl."), Par. 5.

     On  May  27, 1988, Eureka and the Federal Savings  and  Loan

Insurance   Corporation  ("FSLIC")  entered  into  an  Assistance

Agreement pursuant to which, among other things, Eureka undertook to  collect  the  Judgment for the benefit of FSLIC  and  granted

FSLIC  the  right to purchase Eureka's interest in the  Judgment.

Flick  Decl., Par. 6.  On  August  9, 1989, Congress enacted the

Financial Institutions  Reform,  Recovery  and  Enforcement  Act

of   1989 ("FIRREA"), which abolished FSLIC and assigned FSLIC's assets and rights to the FSLIC Resolution Fund, managed by FDIC,

including  FSLIC's right to receive  payments on and to purchase the Judgment  pursuant to the Assistance Agreement. Flick Decl.,

Par. 7.

DEBTOR-CREDITOR AGREEMENT AND PLEDGE AGREEMENTS

     After entry of the Judgment and effective November 30, 1989,

in consideration for Eureka's forbearance from executing on the

                                              Page 71 of 80 Pages

Judgment,  the  Andersons  and related  entities,  including  JBA

Investments, J.A., Inc., Baby Grand and Cedar Development, signed and delivered the DCA (Flick Decl., Par. 8) and related pledge and security  agreements  (together with the  Pledge  Agreements,  as defined  in  the Flick Decl., Par. 10, the "Security  Documents")

to Eureka.  Flick Decl., Par. 8 and Exhibits 3 through 6.

     Pursuant to the DCA and the Pledge Agreements, the Andersons

and  the  Anderson Parties granted Eureka and its successors  and assigns  a  lien  on  or  security interest  in  the  collateral,

including  certain stock, described in the Pledge Agreements  and

Eureka duly perfected its liens on and security interests in  the collateral. Flick Decl., Par. 10 - Par. 14.

     DEBTOR-CREDITOR AGREEMENT

     The   DCA   contained  "further  assurance"  clauses   which

provided, INTER ALIA, that:

          *  "Anderson further agrees to execute or  cause
             the execution of any and all stock powers  or
             other  documents and/or instruments necessary
             or  desirable in Eureka's judgment  to  allow
             Eureka   to   vote   such  interests   and/or
             stock...."[1] (Section 2.02(d).)

          *  "Anderson shall within ten (10) Business Days
             of  Eureka's  request  therefor  execute  and
             deliver,  and Cause each applicable  Anderson
             Party  to  execute and deliver,  all  further
             instruments  and  documents,  and  take,  and
             Cause  each  Anderson  Party  to  take,   all
             further action that may be necessary or that Eureka may reasonably request in order to more fully effect to the provisions of the Settlement Documents. In furtherance thereof,
             Anderson will use his best efforts to  obtain
             . . . any consents which Eureka shall deem necessary or

______________________
[1] The interests  referred to include  the  stock  held  by  the
Andersons   and  the  Anderson  Parties  in  Baby  Grand,   Cedar
Development, J.A., Inc., and JBA Investments.

                                              Page 72 of 80 Pages
             advisable   for   the  disposition   of   any
             Collateral or any other actions contemplated herein."[2] (Section 6.16.)

          * Each of the parties to the DCA "shall take any actions necessary . . . which may be required to effectuate the terms or intent of the Settlement Documents." (Section 9.08.)

     PLEDGE AGREEMENTS

     The  Andersons and related entities entered into the  Pledge

Agreements which pledged shares of certain stock to Eureka.

     Each of the Pledge Agreements substantially provide that:

          *  "Pledgor  shall at any time . . . deliver  to
             Eureka   .   .   .  any  and  all  additional
             collateral  as  Eureka  may,  in   its   sole
             discretion,  require,  together   with   such
             documents,  instruments and/or agreements  as
             Eureka    may    deem   desirable."    (Cedar
             Development  Pledge Agreement, Section  6(b);
             Anderson Pledge Agreement, Section 6(b);  JBA
             Pledge Agreement, Section 6(b).)

          *  "FURTHER  ASSURANCES.  Pledgor shall  .  .  .
             execute  and  deliver all further instruments
             and  documents  and take all  further  action
             that  may  be  necessary or that  Eureka  may
             reasonably  request in order  to  more  fully
             give   effect  to  the  provisions   of   the
             Settlement Documents. In furtherance thereof,
             Pledgor  agrees . . . Pledgor  will  promptly
             take   all  further  action,  that   may   be
             necessary  or desirable, or that  Eureka  may
             reasonably  request, in order to perfect  and
             protect  any  security  interest  granted  or
             purported  to be granted hereby or to  enable
             Eureka to exercise and enforce its rights and
             remedies  hereunder  with  respect   to   any
             Pledged   Collateral."   (Cedar   Development
             Pledge Agreement, Section 6(r); Anderson

______________________
[2] Settlement Documents includes the DCA, the Cedar  Development
Pledge  Agreement, the Anderson Pledge Agreement, the JBA  Pledge
Agreement and the Baby Grand Pledge Agreement.

                                              Page 73 of 80 Pages

             Pledge  Agreement, Section 6(r);  JBA  Pledge
             Agreement, Section 6(r).)[3]

          *  "VOTING  RIGHTS; DIVIDENDS;  ETC.   Upon  the
             occurrence and during the continuance  of  an
             Event of Default or an event which, with  the
             giving  of  notice or the lapse of  time,  or
             both,  would become an Event of Default,  all
             rights of Pledgor to exercise the voting  and
             other   consensual  rights  which  it   would
             otherwise be entitled to exercise pursuant to
             SECTION  7(A)  hereof  and  to  receive   the
             dividends,    distributions   and    interest
             payments   which   it  would   otherwise   be
             authorized  to  receive pursuant  to  SECTION
             7(A)  hereof shall cease, and all such rights
             shall  thereupon become vested in Eureka  who
             shall  thereupon  have  the  sole  right   to
             exercise  such  voting and  other  consensual
             rights   and   to  receive  such   dividends,
             distributions and interest payments and apply
             same  to the General Debt as required by  the
             Debtor-Creditor   Agreement."   (Baby   Grand
             Pledge   Agreement,   Section   7(b);   Cedar
             Development  Pledge Agreement, Section  7(b);
             Anderson Pledge Agreement, Section 7(b);  JBA
             Pledge Agreement, Section 7(b).)

          *  "EUREKA  APPOINTED ATTORNEY-IN-FACT.  Pledgor
             hereby  irrevocably appoints Eureka Pledgor's
             attorney-in-fact,   which   appointment    is
             coupled with an interest, with full authority
             in  the place and stead of Pledgor and in the
             name  of  Pledgor or otherwise, from time  to
             time  in  Eureka's  discretion  to  take  any
             action  and  to execute any instrument  which
             Eureka  may  deem necessary or  advisable  to
             accomplish   the  purposes  of  this   Pledge
             Agreement, including, without limitation,  to
             receive,  indorse and collect all instruments
             made  payable  to  Pledgor  representing  any
             dividend,   interest   payment    or    other
             distribution  in  respect  of   the   Pledged
             Collateral or any part thereof and to give full discharge for the same." (Baby Grand
             Pledge Agreement, Section 9; Cedar

_______________________
[3] The Baby Grand Pledge Agreement provides similarly that "FURTHER ASSURANCES. Pledgor agrees that at any time and from time to time, at the expense of Pledgor, Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Eureka may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Eureka to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral." (Section 6.)

                                              Page 74 of 80 Pages

             Development  Pledge  Agreement,  Section  21;
             Anderson  Pledge Agreement, Section  21;  JBA
             Pledge Agreement, Section 21.)

          *  "EUREKA  MAY  PERFORM. If  Pledgor  fails  to
             perform   any  agreement  contained   herein,
             Eureka   may   itself   perform,   or   cause
             performance  of,  such  agreement,  and   the
             expenses  of  Eureka incurred  in  connection
             therewith  shall be payable by Pledgor  under
             SECTION   16  hereof."  (Baby  Grand   Pledge
             Agreement,   Section  10;  Cedar  Development
             Pledge Agreement, Section 22; Anderson Pledge
             Agreement,  Section 22; JBA Pledge Agreement,
             Section 22.)

THE PROXIES

     On  November  30,  1989,  Anderson, Cedar  Development,  JBA

Investments executed and delivered proxies for the Pledged Shares made  in favor of Eureka  pursuant to Sections 2.02(d), 6.16  and

9.08  of  the  DCA. On or about November 30, 1996, those  proxies

expired,   pursuant  to  their  respective   terms   or   General

Corporation Law of Nevada Sec. 78.355 (4).[4]

ANDERSONS HELD TO BE IN DEFAULT

     By  August  31,  1990,  the  Andersons  had  breached  their obligations under the DCA.

     On  January 25, 1993, and again on February 12, 1993, Eureka

sent  notices  of  default pursuant to  DCA   8.01,  8.02(a)  and

9.10,  declaring  the Andersons in default of  their  obligations under the DCA and the Security Documents. Flick Decl., Par. 19.

     Effective   July  29,  1993,  pursuant  to  the   Assistance

Agreement  and as permitted by the DCA  9.05, Eureka assigned  to the FDIC all its rights against the Andersons and the Anderson

_______________________
[4] Nevada Gen. Corp. L. 78.355 (4) provides in pertinent part that the length of time for which a proxy can continue in force
"may not exceed 7 years from the date of its creation."

                                              Page 75 of 80 Pages
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Parties, including, but not limited to, the rights represented by the  Judgment, the California Sister-State Judgment, the DCA, the

indebtedness  evidenced by the Judgment, Eureka's  liens  on  and security  interests in the collateral described in  the  Security

Documents,  and the Security Documents themselves.  Flick  Decl.,

Par. 22.

     On  May 11, 1995, the FDIC sent a notice of default pursuant

to  DCA   8.01,  8.02(a)  and 9.10, declaring  the  Andersons  in

default   of  their  obligations  under  the  DCA  and   Security

Documents.  Flick Decl., Par. 20.  To date, the noticed events of default remain uncured and the amount of the indebtedness due and payable as of June 1, 1995 is $63,752,003.66.  Flick  Decl., Par.

21.

     On   August   28,   1996,  this  Court   entered   judgment,

specifically finding that the Andersons had failed, and  continue to  fail,  to  make  payments of principal and  interest  on  the

indebtedness,  and  granted  the  FDIC  judgment   for   specific

performance of the DCA.

ANDERSONS' DENIAL OF THE FDIC'S VOTING RIGHTS

     On  March  18, 1997, the FDIC sent letters to Anderson,  JBA

Investments, Baby Grand, and Cedar Development giving notice that all  rights  of those entities to exercise the voting  and  other consensual rights pertaining to the Pledged Collateral, including the  Pledged Shares, has ceased and all such rights were  thereby vested in the FDIC.  Flick  Decl.,  Par. 28, and Exhibit 10.  One

concern of  the FDIC is that as to the Pledged Shares, there have been  no  opportunities  to  exercise  any  voting  rights, since apparently, meetings of  shareholders have not  occurred with any regularity.

                                              Page 76 of 80 Pages

Indeed,  it  has  been noted that at least as  to  the  Dunes,  a publicly  traded company, the last stockholders' meeting  was  in

1984.  Flick Decl. Par. 26.

     On  March  28,  1997,  Anderson wrote letters  to  the  FDIC disagreeing that the FDIC held the right to assert voting control over the Pledged Shares.  Flick Decl., Par. 29, and Exhibit 11.

     In  light  of the Andersons' denial of the FDIC's  right  to exercise the voting rights of the Pledged Shares, and the failure to honor the obligation to hold regular meetings of shareholders,

the  FDIC  now seeks an order declaring that it has the right  to exercise  the voting rights of the Pledged Shares, and  requiring that  shareholder meetings be held with respect to  each  company whose stock is among the Pledged Shares.

                         LEGAL ARGUMENT

        THE FDIC HAS THE RIGHT TO EXERCISE VOTING RIGHTS
                      TO THE PLEDGE SHARES

     Pursuant to the DCA, the indebtedness of the Andersons under the  Judgment  is  not merged into the DCA, and  the  obligations remain  legally  separate and  distinct.[5] (Flick Decl., Par. 8,

Exhibit 2, DCA Sec. 9.12(j)).  In the DCA, the  Andersons  agreed that Eureka's forbearance from exercising  its  rights  under the

Judgment  did  not  constitute a waiver of such  rights.   (Flick

Decl.,  Par. 7,  Exhibit 2, DCA  Sec.  9.14).  Eureka  agreed  to forbear  from  exercising  its rights under the Judgment (and the

California  Sister-State  Judgment)  only so long as there was no uncured Event

____________________
[5] This also holds true for the California Sister-State Judgment.

                                              Page 77 of 80 Pages
of Default (as defined in the DCA). (Flick Decl., Par. 16, Exhibit

2, DCA Secs. 8.02(b)(ii) and 9.12(h)).

     On  August  28,  1996, the Court found  that  there  was  an

uncured   event  of  default  and  that  "[t]he  rights,  claims,

ownership, liens, titles and demands of Anderson and the Anderson

Parties  .  . . (other than creditors senior in priority  to  the

FDIC)  are  subject to the execution of the DCA and the  Security

Documents  are  subject,  subsequent and  subordinate  to  FDIC's rights  to  the collateral described in the Security  Documents."

Thus,  the FDIC, as the successor-in-interest to Eureka, has  the right  to exercise its rights under the DCA and Pledge Agreements and under the Judgment.

A.   THE DCA AND THE PLEDGE AGREEMENTS

     The   Andersons  and  the  Anderson  Parties  entered   into

agreements  with Eureka, whereby in the event of default,  Eureka had  the  right to exercise certain rights, including the  voting rights to the shares identified in the Pledge Agreements. The DCA and  each  of  the  Pledge  Agreements have  "further  assurance"

clauses  which provide Eureka with the right to take "ALL FURTHER

ACTION  THAT  MAY  BE  NECESSARY OR THAT  EUREKA  MAY  REASONABLY

REQUEST." (Flick Decl. Par. 9 and Exhibits 3-6 (emphasis added).)

In addition, each of the Pledge Agreements contains "Attorney-in-

Fact"  clauses  which  similarly provide Eureka  with  the  "FULL

AUTHORITY  in  the  place  and stead of [the  Andersons  and  the

Anderson Parties] . . . TO TAKE ANY ACTION . . . WHICH EUREKA MAY

DEEM NECESSARY OR ADVISABLE to accomplish the purpose of [the]

                                              Page 78 of 80 Pages

Pledge  Agreement[s]."  (Flick  Decl.  Par. 12 and  Exhibits  3-6

(emphasis added).)

     Moreover,  each of the Pledge Agreements contains provisions that  grant to Eureka, upon an event of default, the "SOLE  RIGHT

TO EXERCISE SUCH VOTING AND OTHER CONSENSUA1 RIGHTS" with respect to Pledged Shares. (Flick Decl. Par. 12 and Exhibits 3-6 (emphasis

added).)   The  Court  in  its August 28, 1996  judgment  granted

specific performance of the DCA and Pledge Agreements.

     Thus,  as Eureka's successor-in-interest, the FDIC  has  the right  to  exercise the voting rights of the Pledged  Shares.  In fact,  at  the  time  of  execution of the  DCA  and  the  Pledge

Agreements, the Andersons and the Anderson Parties had  delivered proxies  on the Pledged Shares made in favor of Eureka;  however,

those  proxies  have expired.  Following the  expiration  of  the proxies, the FDIC gave notice that the Andersons and the Anderson

Parties  voting rights in the Pledged Shares had ceased and  that those  rights  were  vested in the FDIC.  The Andersons  and  the

Anderson  Parties responded by denying that the FDIC had acquired the  voting  rights in the Pledged Shares, and such denial  is  a direct  violation of the DCA and Pledge Agreements.  As a result,

the  FDIC  requests this Court for a declaration  of  its  rights under  the  DCA and the Pledge Agreements and that  it,  not  the

Andersons  and  the Anderson Parties, is vested with  the  voting rights of the Pledged Shares.

                                              Page 79 of 80 Pages

B.   THE JUDGMENT

     Pursuant  to  paragraph  6 of the Court's  judgment  entered

August 26, 1995, this Court has the authority "to execute  on  or otherwise enforce" the Judgment.

     As  a judgment creditor, the FDIC is entitled to garnish the

Pledged  Shares, which includes the right to exercise the  voting rights  of those shares.  1995 Nev. Stat. 104.9311 ("The debtor's

rights   in   collateral  may  be  voluntarily  or  involuntarily

transferred  (by  way of sale, creation of a  security  interest,

attachment,  levy, garnishment, or other judicial  process....");

SEE, E.G, UNION BANK V. FDIC, 899 P.2d 564 (Nev. 1995).

                           CONCLUSION

     For  each of these reasons, the FDIC prays for an order that the  FDIC has the right to exercise voting rights to the  Pledged

Shares,  and  requiring that shareholder meetings  be  held  with respect  to  Baby  Grand,  JBA  Investments,  J.A.,  Inc.,  Cedar

Development, and the Dunes, which meetings shall be in compliance in every material respect with Nevada Gaming Laws.

Dated:  June 2, 1997

                                  Respectfully submitted,

                                  MCDONALD, CARANO, WILSON, McCUNE,
                                  BERGIN, FRANKOVICH & HICKS

                                      and

                                  HUGHES HUBBARD & REED LLP
                                  RITA M. HAEUSLER
                                  DANIEL H. SLATE


                                  By:
                                      Rita M. Haeusler
                                      Attorneys for the FDIC


                                              Page 80 of 80 Pages



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